Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2012 (the “Annual Report”).  We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report “Northern Oil and Gas, Inc. – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests – SEC Parameters – As of December 31, 2012” and to the inclusion of our report dated February 26, 2013 as an exhibit to the Annual Report.  We further consent to the incorporation by reference thereof into Northern Oil and Gas, Inc.’s Registration Statement on Form S-8 for the registration of up to 2,123,547 shares of common stock of Northern Oil and Gas, Inc.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
Denver, Colorado
May 31, 2013